Exhibit 10.20

SECOND AMENDMENT OF LEASE

AGREEMENT (“Second Amendment”) made this 15th day of December, 2015 by and between CIP II/RJK 10-20 BMR Owner, LLC, 55 Cambridge Street, Burlington, Massachusetts 01803 (hereinafter referred to as “Landlord”) and Flexion Therapeutics, Inc. (hereinafter referred to as “Tenant”).

RECITALS

1. Pursuant to that certain Lease dated February 22, 2013 by and between Landlord and Tenant, as amended by First Amendment of Lease dated July 13, 2015 (the “First Amendment, and together with the Lease, the “Existing Lease”), Landlord is leasing to Tenant those certain premises known as 10 Burlington Mall Road, situated in Burlington, Massachusetts 01803, together with all improvements located thereon, consisting of 11,754 rentable square feet of area, all as more particularly described in said Existing Lease (hereinafter referred to as the “Original Premises”).

2. Pursuant to the First Amendment, the Tenant, among other things (i) has agreed to lease additional space consisting of approximately 4,715 square feet on the third floor of the Building contiguous to the Original Premises, as shown on Exhibit A attached to the First Amendment, on the terms and conditions as set forth in the Existing Lease (the “Phase I Expansion Space”); (ii) has agreed to lease on a temporary basis approximately 6,748 square feet on the second floor of the Building known as Suite 210 (the “Suite 210 Temporary Space”), on the terms and conditions as set forth in the Existing Lease; and (iii) has the option to lease additional space consisting of approximately 5,405 square feet on the third floor of the Building contiguous to the Phase I Expansion Space, as shown on Exhibit A attached to the First Amendment, on the terms and conditions as set forth in the Existing Lease (the “Phase II Expansion Space”). The Original Premises, the Phase I Expansion Space and the Phase II Expansion Space collectively are hereinafter referred to as the “2016 Combined Space.”

3. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Existing Lease and the Existing Lease as amended by this Second Amendment is hereby known as the “Lease”.

4. The term “Premises” used in the Lease shall include where appropriate the Original Premises, the Phase I Expansion Space, the Phase II Expansion Space, and the Suite 210 Temporary Space.

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

A.	Suite 210 Temporary Space.

Landlord and Tenant acknowledge and agree that Landlord delivered the Suite 210 Temporary Space to Tenant as of August 1, 2015, and Tenant has accepted and is occupying the Suite 210 Temporary Space upon all of the terms and conditions of the Lease, including without limitation the provisions expressly set forth in the First Amendment.

B.	Phase II Expansion Space.

Landlord and Tenant acknowledge and agree that Tenant has validly exercised its option to expand into the Phase II Expansion Space by delivering written notice to Landlord exercising such option on September 30, 2015, and Tenant will lease the Phase II Expansion Space upon all of the terms and conditions of the Lease, including without limitation the provisions expressly set forth in the First Amendment. As Tenant has timely exercised its option to expand into the Phase II Expansion Space, Tenant now also shall have an exclusive right of first refusal to lease the Suite 210 Temporary Space in accordance with the terms and conditions set forth on Exhibit E attached to the First Amendment. In addition, all references to “the Phase I Expansion Space” in Paragraph B(v) of the First Amendment shall be amended to mean “both the Phase I Expansion Space and the Phase II Expansion Space.”

C.	Term of Phase I and Phase II Expansion Space.

The term for the Phase I Expansion Space and the Phase II Expansion Space (collectively, the “Phase I and Phase II Expansion Space”) shall commence upon substantial completion of Landlord’s Work, as hereinafter defined (the “Phase I and Phase II Expansion Space Commencement Date”), which is anticipated to occur on May 1, 2016 (the “Target Delivery Date”), and expire on October 31, 2019, unless sooner terminated or otherwise extended in accordance with the terms and provisions of the Lease.

D.	Annual Fixed Rent.

Tenant and Landlord acknowledge and agree that Annual Fixed Rent for the Original Premises shall be payable in the amount set forth in Section 1.1 of the Existing Lease until October 31, 2016. Thereafter, Annual Fixed Rent for the Original Premises shall be included in the following Annual Fixed Rent schedule for the 2016 Combined Space, which replaces the Annual Fixed Rent schedule set forth in Paragraph C of the First Amendment, and which shall be effective as of the Phase I and Phase II Expansion Space Commencement Date:

(i) For the period from May 1, 2016 through July 31, 2016 the sum of $0, payable in monthly installments of $0; *

(ii) For the period from August 1, 2016 through October 31, 2016, the sum of $82,224.99 based on $32.50 per square foot, payable in monthly installments of $27,408.33;

(iii) For the period from November 1, 2016 through October 31, 2017, the sum of $732,779.00 based on $33.50 per square foot, payable in monthly installments of $61,064.92; **

(iv) For the period from November 1, 2017 through October 31, 2018, the sum of $754,653.00 based on $34.50 per square foot, payable in monthly installments of $62,887.75; and **

(v) For the period from November 1, 2018 through October 31, 2019, the sum of $776,527.00 based on $35.50 per square foot, payable in monthly installments of $64,710.58. **

*	This schedule assumes the Phase I and Phase II Expansion Space Commencement Date will occur on the Target Delivery Date. If for any reason the Phase I and Phase II Expansion Space Commencement Date does not occur on the Target Delivery Date, this schedule will be adjusted so that Annual Fixed Rent for the first three months after the Phase I and Phase II Expansion Space Commencement Date occurs is abated, provided, however, that the dates of the Annual Fixed Rent increases set forth in the schedule above will remain unchanged.
**	Includes the Original Premises

Monthly installments of Base Rent shall be payable in advance on the first day of each month during the term of this Lease without deduction, set-off, prior notice or demand in lawful money of the United States of America. The rent payment for any fractional month at the commencement, termination or expiration of the Lease term will be prorated.

E.	Phase II Expansion Space Tenant Electricity.

Landlord and Tenant acknowledge and agree that the Phase II Expansion Space will be check metered for electric usage and that Tenant shall pay for all electricity usage related to and/or used respecting both the Phase I and Phase II Expansion Space in accordance with the provisions of the First Amendment.

F.	Phase II Expansion Space Real Estate Taxes.

Tenant shall pay Landlord’s Tax Expenses allocable to the Phase II Expansion Space in accordance with the provisions of the First Amendment.

G.	Phase II Expansion Space Operating Expenses.

Tenant shall pay Landlord’s Operating Expenses allocable to the Phase II Expansion Space in accordance with the provisions of the First Amendment.

H.	Landlord’s Work.

Landlord shall provide a turnkey build-out of the Phase I and Phase II Expansion Space using the same finishes and materials (if available) as used in the Original Premises (including, but not limited to, lighting, carpet, paint, doors and sidelights), in accordance with the plan and scope of work attached hereto as Exhibit A and Exhibit A-1.

I.	Target Delivery Date; Delay in Commencement

Notwithstanding the Target Delivery Date, if for any reason Landlord cannot deliver possession of the Phase I and Phase II Expansion Space to Tenant on or before the Target Delivery Date, the provisions of Paragraph H of the First Amendment shall apply.

J.	Brokerage.

The Tenant has not dealt with any broker or agent other than The Shaffer Company in connection with the negotiation or execution of this Second Amendment. Tenant agrees to indemnify Landlord against any costs incurred by Landlord (including reasonable attorneys’ fees) if the foregoing representation is untrue. The foregoing indemnification obligation shall survive the expiration or any termination of the Lease, as amended by this Second Amendment.

K.	Ratification of Lease.

Except as amended and modified by this Second Amendment, all the terms, provisions, agreements, covenants and conditions of the Existing Lease are hereby affirmed and ratified. From and after the date hereof, all references to the Lease or Existing Lease shall mean the Lease or Existing Lease as amended hereby and to the extent that there any inconsistencies between this Second Amendment and the Existing Lease, this Second Amendment shall control. Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that, to its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (a) the Landlord and Tenant are and remain in good standing and the Lease is in full force and effect, and (b) neither Landlord nor Tenant has any claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

L.	Execution/Entire Agreement.

This Second Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Second Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Second Amendment may be executed in counterparts all of which taken together shall constitute an original executed document.

[Signatures on following page]

The parties hereto have hereunto set their hands and seals the day and year first above written.

LANDLORD: CIP II/RJK 10-20 BMR Owner, LLC

/s/ Brandon Kelly
BY: Brandon Kelly
ITS:

TENANT: FLEXION THERAPEUTICS, INC.

/s/ Frederick W. Driscoll
BY: Frederick W. Driscoll
ITS: Chief Financial Officer

EXHIBIT A

Plan of Phase I and Phase II Expansion Space

EXHIBIT A-1

Scope of work for Phase I and Phase II Expansion Space

1.	Carpentry

a.	All new walls built to drop ceiling as shown on mutually agreed upon plan.

b.	Installation of kitchen cabinets (uppers and lowers) in kitchen area.

2.	Millwork

a.	Kitchen – cabinets (uppers and lowers) as shown on Exhibit A. Cabinets to have plastic laminate finish, specific layout to be mutually agreed upon by Landlord and Tenant. Cabinet and countertop laminate to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards.

3.	Doors and hardware

a.	Provide 3’0” x 8’4” solid wood doors paint grade and building standard bright chrome latch sets in new offices and conference rooms.

b.	Provide painted hollow metal door frames to match door size, as shown in Exhibit A.

c.	All doors and frames shall be painted to match existing space.

d.	All electronic access control components and labor to be provided and installed by the Tenant.

4.	Glazing

a.	Provide Landlords upgraded sidelights to have 1⁄4 “tempered glass, framed to match door frame from floor to door height, 48” wide in all new offices and the conference rooms.

b.	Tenant shall, at Tenant’s expense, provide any necessary connections to Premises main glass entry doors required to incorporate Tenant’s security access system into the Building fire protection systems.

c.	All glazing film shall be purchased and installed by Landlord’s contractor at Landlord’s expense. Landlord to provide glazing film to match existing space.

5.	Ceilings

a.	Provide 2x2 Armstrong Dune Tegular ceiling tiles, style number 1774 (or similar Landlord standard), on Armstrong 15/16” grid for all areas of drop ceiling.

6.	Flooring

a.	Provide Armstrong Commercial VCT in Kitchen and server room with 4” Vinyl cove base, colors and pattern to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards.

b.	Provide Carpet tile to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards in all offices and open areas as shown in Exhibit A. Landlord will provide a matching/coordinating carpet to Tenant’s existing carpet.

c.	Transitions to be black vinyl as appropriate for materials.

7.	Paint shall be Benjamin Moore or mutually agreed upon equivalent to match Tenant’s existing paint colors.

8.	Plumbing & Appliances

a.	Landlord shall provide a standard stainless steel sink and faucet for Kitchen.

9.	Fire Protection

a.	Landlord to provide complete sprinkler coverage as required by local codes.

b.	Landlord shall provide fire extinguishers as required by local regulations and codes.

c.	Tenant, at its sole cost and expense, shall be responsible for all equipment and installation of any dedicated supplemental fire protection systems (preaction systems) in Server Room, if applicable.

10.	HVAC

a.	Landlord shall rework existing HVAC as needed to provide adequate base heating and cooling within the space.

b.	Tenant shall be responsible for any additional HVAC in server room or IT rooms.

c.	Landlord shall provide operable thermostats spaced according to existing and reasonable zoning, and controls shall be tied into the existing building’s energy management system.

d.	Landlord shall provide air balancing at completion of project.

11.	Electrical

a.	Power

i.	Landlord shall equip each new office and conference room with a minimum of 2 duplex outlets.

ii.	Tenant to provide furniture that is prewired for power and is coordinated with the electrician’s power plan.

b.	Lighting

i.	Landlord shall provide 2“x4” direct indirect LED light fixtures.

ii.	Landlord shall provide building standard emergency and night lighting as required by local regulations and code.

12.	All Furnishings are not included in the scope of work and shall be the responsibility of the Tenant.

13.	ALL WIRING WHIPS, WIRING WITHIN FURNITURE, AND ALL TELEPHONE AND DATA WIRING ARE NOT INCLUDED IN THIS SCOPE OF WORK AND SHALL BE THE RESPONSIBILITY OF THE TENANT.

Notes:

•	All work to be completed in accordance with approved plans and construction schedule.

•	Legal removal and disposal of work related debris is included.

•	We have assumed all work to be done between the hours of 7:00am to 5:00pm unless otherwise specified. No Premium Time included.

•	Mutually agreed upon substitutions for any products mentioned herein may be used contingent upon product availability, supplier pricing increases and timing.

•	Any products and/or labor not stated to be performed in the above description is not included in this scope of work. Any deviations from this scope of work may result in a change order, the cost of which shall be paid for by Tenant.